Exhibit 99.1

NEWS RELEASE

100 Bayview Circle, Suite 6000

Newport Beach, CA 92660-8915

(949) 255-8700

Contact:	Bernard J. Pitz
Chief Financial Officer
Phone: (949) 255-8700

SYBRON DENTAL SPECIALTIES, INC. REPORTS FINANCIAL RESULTS

FOR SECOND QUARTER OF FISCAL 2006

NEWPORT BEACH, CA (May 9, 2006): Sybron Dental Specialties, Inc. (NYSE: SYD), a leading manufacturer of a broad range of value-added products for the dental profession, including the specialty markets of orthodontics, endodontics and implantology, announced today its financial results for its second fiscal quarter ended March 31, 2006.

SECOND QUARTER RESULTS

Net sales for the second quarter of fiscal 2006 totaled $182.8 million, an increase of 10.7% over the $165.1 million in net sales in the corresponding prior year period. Sybron’s internal net sales, which exclude currency fluctuations and include only the organic growth of acquisitions made in the past twelve months, grew 12.4% in the second quarter over the same period of the prior year. The internal net sales growth rate of the Company’s consumable products was 11.9%. The sales of these products accounted for approximately 96% of the Company’s total net sales in the quarter. The attached table provides a reconciliation of the Company’s internal net sales growth to net sales growth calculated according to generally accepted accounting principles (GAAP).

Net income for the second quarter of fiscal 2006 was $18.7 million, a decrease of 3.9% over net income of $19.4 million in the same period of the prior year. Fully diluted earnings per share were $0.44 in the second quarter of fiscal 2006, which compares to fully diluted earnings per share of $0.47 in the same period of the previous year. Excluding stock compensation expense, which was not recognized in prior years, non-GAAP fully diluted earnings per share were $0.50 in the second quarter of fiscal 2006. The attached table provides a reconciliation of the Company’s non-GAAP fully diluted earnings per share excluding stock compensation expense to fully diluted earnings per share calculated according to GAAP.

Results for the second quarter of fiscal 2006 included a $1.9 million pre-tax charge ($1.3 million after-tax) due to the write-off of a portion of the remaining unamortized deferred financing fees related to Sybron’s previous credit facility (as previously announced, Sybron Dental entered into a new credit facility on March 23, 2006). The deferred financing fee charge decreased fully diluted earnings per share by $0.03 while the impact of unfavorable currency exchange rates, when compared to the second quarter of fiscal 2005, decreased fully diluted earnings per share by $0.05. During the second quarter of fiscal 2006, Sybron pledged to make a charitable contribution of $1.0 million to the National Children’s Dental Foundation. Although the contribution is payable over the next five years, the entire amount of the contribution was expensed during the second quarter of fiscal 2006. The contribution decreased fully diluted earnings per share by $0.02 during the quarter.

In the second quarter of fiscal 2006, Sybron generated $24.9 million in cash flows from operating activities. This compares with cash flows from operating activities of $16.6 million in the second quarter of fiscal 2005.

SEGMENT SALES HIGHLIGHTS

In the second quarter, internal net sales of the Company’s Professional Dental segment increased 13.9% over the same period in the prior year. Internal net sales of Professional Dental consumable products increased 11.6%. Net sales in the quarter were positively impacted by strong sales across numerous product areas including infection prevention, composites, curing lights, burs and cements.

During the second quarter, internal net sales of the Company’s Specialty Products segment grew 10.8% over the same period in the prior year. Total net sales were positively impacted by an increased ability to produce the Damon 3 metal bracket in higher volumes and the highest level of dental implant sales since Sybron entered this market.

SECOND QUARTER FINANCIAL HIGHLIGHTS

Gross margin in the second quarter of fiscal 2006 was 57.3%, compared with 56.5% in the same period of the prior year. The increase in gross margin was primarily attributable to the leveraging of fixed costs on higher volumes as well as product mix. This was partially offset by the negative impact of foreign currency exchange rates which reduced gross margin by approximately 70 basis points when compared to the second quarter of fiscal 2005.

Selling, general and administrative expenses (SG&A) were $70.2 million, or 38.4% of net sales, in the second quarter of fiscal 2006, compared with $60.3 million, or 36.5% of net sales, in the same period of the prior year. In the second quarter of fiscal 2006, SG&A included $3.6 million in stock compensation expense, which was not recognized in prior years. Excluding stock compensation expense, SG&A was 36.4% of net sales in the second quarter of fiscal 2006. The attached table provides a reconciliation of the Company’s SG&A expense excluding stock compensation expense to SG&A expense according to GAAP.

Research and development expenditures were $3.5 million in the second quarter of 2006, an increase of 4.7% over $3.4 million of expenditures in the same period of the prior year.

Operating income for the second quarter of fiscal 2006 was $34.5 million, or 18.9% of net sales, compared to $32.9 million, or 20.0% of net sales, in the second quarter of fiscal 2005. Excluding stock compensation expense, operating income was 20.9% of net sales in the second quarter of fiscal 2006. The attached table provides a reconciliation of the Company’s operating income excluding stock compensation expense to operating income according to GAAP.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of fiscal 2006 were $41.4 million, or 22.7% of net sales, compared with EBITDA of $37.6 million, or 22.8%, in the second quarter of fiscal 2005. Second quarter 2006 EBITDA was calculated by adding net income of $18.7 million, income taxes of $9.6 million, net interest expense of $4.1 million, and depreciation and amortization of approximately $9.0 million. Amortization charges in the second quarter of fiscal 2006 include a $1.9 million write-off of a portion of the remaining unamortized deferred financing fees related to Sybron’s previous credit facility. Second quarter

2005 EBITDA was calculated by adding net income of $19.4 million, income taxes of $9.1 million, net interest expense of $4.4 million, and depreciation and amortization of approximately $4.7 million.

Sybron’s effective tax rate in the second quarter of fiscal 2006 was 33.9%, compared with 32.0% in the second quarter of fiscal 2005. The higher tax rate is attributable to a greater percentage of taxable income being generated in higher tax rate jurisdictions, non-deductible foreign stock-based compensation and discrete adjustments. The effective tax rate during the second quarter of fiscal 2006, excluding discrete adjustments, was determined to be 33.1%. The discrete adjustments related to the reversal of a tax contingency reserve and an adjustment of deferred tax liabilities which netted to a negative $0.2 million impact. The quarterly rate, excluding discrete adjustments, was calculated by taking income taxes reported for the second quarter of fiscal 2006 of $9.6 million, subtracting discrete items of $0.2 million and then dividing the remainder by the Company’s second quarter fiscal 2006 reported income before taxes of $28.3 million.

Net trade receivables were $116.8 million and days sales outstanding (DSOs) were 53.5 days at March 31, 2006, compared to 56.3 days at March 31, 2005.

Net inventory was $96.4 million at March 31, 2006 and inventory days were 121 days, compared to 145 days at March 31, 2005 and 119 days at December 31, 2005.

Please refer to the supplemental schedules, provided on the Financial Reports section of Sybron’s Investor Relations web site, for a calculation of the Company’s DSOs and inventory days (http://investors.sybrondental.com/phoenix.zhtml?c=124926&p=irol-reportsOther).

During the second quarter of fiscal 2006, capital expenditures totaled $5.6 million compared to $2.9 million of capital expenditures during the corresponding period of fiscal 2005.

The average debt outstanding for the quarter was $200.0 million with an average interest rate of 8.7%. The Company paid down $6.6 million in debt during the quarter, leaving total debt outstanding at March 31, 2006 of $203.1 million.

Sybron’s cash and cash equivalents balance was $75.8 million at March 31, 2006, compared with $70.6 million at December 31, 2005.

Sybron’s capital structure was 31.3% debt and 68.7% equity at March 31, 2006. As of March 31, 2005, Sybron’s capital structure was 39.2% debt and 60.8% equity.

DANAHER CORPORATION TENDER OFFER

On April 12, 2006, Sybron announced a definitive agreement to merge with a subsidiary of Danaher Corporation, a leading manufacturer of professional instrumentation, industrial technologies, and tools and components headquartered in Washington, D.C. Pursuant to the merger agreement, the transaction is structured as a cash tender offer for $47.00 per share of Sybron stock, for an aggregate price of approximately $2.0 billion, including transaction costs and net of cash acquired, to be followed by a merger at the offer price. The transaction is expected to close in the quarter ended June 30, 2006, pending the satisfaction of customary conditions, including tender of a majority of the outstanding shares into the offer and the absence of a material adverse change with respect to SDS. There can be no assurance that the transaction will be consummated.

Statements about the expected effects, timing and completion of the proposed transaction and all other statements in this release other than historical facts, constitute forward-looking statements. Forward-looking statements can be identified by contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern future strategies, plans or intentions. These statements are based on current expectations and involve risks and uncertainties relating to, among other things, whether the conditions to the tender offer will be satisfied, general economic factors, business and capital market conditions, general industry trends, changes in tax law requirements and government regulation. These factors are among the factors that could cause actual results to differ materially from the expectations described in the forward looking statements.

CONFERENCE CALL

Sybron Dental Specialties will not hold a conference call this quarter.

BUSINESS DESCRIPTION

Sybron Dental Specialties and its subsidiaries are leading manufacturers of both a broad range of value-added products for the dental profession, including the specialty markets of orthodontics, endodontics and implantology, and a variety of infection prevention products for use by the medical profession.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
Net sales	$182,786	$165,056	$340,817	$314,096
Cost of sales
Cost of products sold	78,141	71,787	146,172	135,460
Restructuring charges	—	84	10	84

Total Cost of sales	78,141	71,871	146,182	135,544

Gross profit	104,645	93,185	194,635	178,552
Selling, general and administrative expenses	68,866	59,207	130,120	116,695
Restructuring charges	1	488	17	488
Amortization of intangible assets	1,299	559	4,113	1,056

Total selling, general and administrative expenses	70,166	60,254	134,250	118,239

Operating income	34,479	32,931	60,385	60,313
Other income (expense)
Interest expense, net	(4,106)	(4,420)	(7,963)	(9,237)
Amortization of deferred financing fees	(2,346)	(416)	(2,759)	(831)
Other, net	226	490	273	456

Income before income taxes	28,253	28,585	49,936	50,701
Income taxes	9,567	9,147	16,722	16,224

Net income	$18,686	$19,438	$33,214	$34,477

Earnings per share:
Basic earnings per share	$0.46	$0.49	$0.82	$0.87

Diluted earnings per share	$0.44	$0.47	$0.79	$0.84

Weighted average basic shares outstanding	40,518	39,986	40,463	39,732
Weighted average diluted shares outstanding	42,029	41,485	42,029	41,276

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	March 31, 2006	September 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$75,796	$58,572
Accounts receivable (less allowance for doubtful receivables of $3,154 and $3,007 at March 31, 2006 and September 30, 2005, respectively)	116,820	112,500
Inventories	96,361	92,840
Deferred income taxes	4,167	7,788
Prepaid expenses and other current assets	22,547	12,261

Total current assets	315,691	283,961
Property, plant and equipment, net of accumulated depreciation of $125,858 and $117,252 at March 31, 2006 and September 30, 2005, respectively	86,545	87,762
Goodwill	290,069	295,306
Intangible assets, net	63,694	50,882
Other assets	29,893	32,507

Total assets	$785,892	$750,418

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,497	$20,135
Current portion of long-term debt	143	733
Income taxes payable	15,221	11,822
Accrued payroll and employee benefits	29,747	31,537
Accrued rebates	6,298	9,336
Accrued interest	3,661	3,519
Other current liabilities	18,977	15,412

Total current liabilities	93,544	92,494
Long-term debt	52,952	61,099
Senior subordinated notes	150,000	150,000
Deferred income taxes	22,423	16,405
Other non-current liabilities	20,808	28,267

Total liabilities	339,727	348,265
Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.01 par value; authorized 20,000 shares, no shares outstanding	—	—
Common stock, $.01 par value; authorized 250,000 shares, 40,553 and 40,395 shares issued and outstanding at March 31, 2006 and September 30, 2005, respectively	406	404
Additional paid-in capital	128,730	118,448
Retained earnings	298,055	264,841
Accumulated other comprehensive income	18,974	18,460

Total stockholders’ equity	446,165	402,153

Total liabilities and stockholders’ equity	$785,892	$750,418

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net income	$33,214	$34,477
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,446	7,264
Amortization of intangible assets	4,113	1,056
Amortization of deferred financing fees	2,759	831
Loss on sales of property, plant and equipment	13	84
Provision for losses on doubtful receivables	415	431
Inventory provisions	2,097	3,203
Deferred income taxes	(662)	(557)
Income tax benefit from issuance of stock under employee stock option plan and stock options exercised	887	4,736
Changes in assets and liabilities, net of effects of businesses acquired:
Increase in accounts receivable	(4,467)	(1,554)
Increase in inventories	(5,082)	(5,843)
Increase in prepaid expenses and other current assets	(2,379)	(429)
Decrease in accounts payable	(638)	(3,766)
Increase (decrease) in income taxes payable	2,897	(2,519)
Increase (decrease) in accrued payroll and employee benefits	(1,790)	54
Decrease in accrued rebates	(3,038)	(2,840)
Increase in accrued interest	142	164
Increase in other current liabilities	3,565	914
Net change in other assets and liabilities	8,101	721

Net cash provided by operating activities	49,593	36,427

Cash flows from investing activities:
Capital expenditures	(8,329)	(6,342)
Proceeds from sales of property, plant, and equipment	7	938
Net payments for businesses acquired	—	(46,049)
Acquisition escrow deposit	(7,907)	—
Payments for intangibles	(386)	(849)

Net cash used in investing activities	(16,615)	(52,302)

Cash flows from financing activities:
Proceeds from credit facility	137,100	86,000
Principal payments on credit facility	(145,710)	(75,607)
Settlement of derivative instruments	(8,384)	—
Principal payments on long-term debt	(127)	(292)
Payment of deferred financing fees	(1,164)
Proceeds from exercise of stock options	1,984	10,254
Proceeds received from employee stock purchase plan	1,149	771

Net cash provided by (used in) financing activities	(15,152)	21,126

Effect of exchange rate changes on cash and cash equivalents	(602)	1,774
Net increase in cash and cash equivalents	17,224	7,025
Cash and cash equivalents at beginning of year	58,572	40,602

Cash and cash equivalents at end of period	$75,796	$47,627

Reconciliation of Second Quarter 2006 Internal Net Sales Growth

(in millions)

(unaudited)

	Professional Dental	Specialty Products	SDS
Net sales growth	10.8%	10.6%	10.7%
Add: sales decrease due to currency	3.1%	3.7%	3.3%
Less: non-organic increase due to acquisitions made in the previous twelve months	0.0%	3.5%	1.6%

Internal net sales growth	13.9%	10.8%	12.4%

Less: impact of equipment sales on internal net sales growth	2.3%	-1.4%	0.5%

Internal net sales growth of consumable products	11.6%	12.2%	11.9%

Domestic and international sales by segment
Domestic	$55.1	$41.5	$96.6
International	42.0	44.2	86.2

Total sales	$97.1	$85.7	$182.8

Internal net sales growth
Foreign			13.6%
Domestic			11.3%
Total			12.4%

Totals may not add due to rounding

Internal net sales growth is a non-GAAP measure and should not be considered a replacement for GAAP results.

Our management uses internal net sales growth to evaluate the underlying results and trends in the business. We also use internal net sales growth as a metric for evaluating the performance of members of senior management in the operating units. The difference between reported net sales growth (the most comparable GAAP measure) and internal net sales growth (the non-GAAP measure) consists of the impact of foreign currency and the non-organic growth related to acquisitions. Organic growth in acquisitions includes only the pro-forma growth which would have been realized if we had owned the acquired business in the prior period.

Internal net sales growth is a useful measure of our performance because it excludes items that: i) are not completely under management's control, such as the impact of foreign currency exchange; or ii) do not reflect our underlying growth, such as acquisitions. The limitation of this measure is that it excludes items that have an impact on our sales. This limitation is best addressed by using internal net sales growth in combination with the GAAP numbers.

Reconciliation of Second Quarter 2006 and Second Quarter 2005 EBITDA and Net Income

(in millions)

(unaudited)

	Q2 2006	Q2 2005
Net income	$18.7	$19.4
Add: income taxes	9.6	9.1
Add: net interest expense	4.1	4.4
Add: depreciation and amortization	9.0	4.7

Earnings before interest taxes depreciation & amortization	$41.4	$37.6

We view EBITDA as an operating performance measure, and as such we believe that the GAAP financial measure most directly comparable to it is net income or net loss. In calculating EBITDA, we exclude from net income or net loss the financial items that we believe have less significance to the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the limitations on the use of this non-GAAP financial measure as a result of these exclusions. EBITDA is not an alternative to net income, operating income or cash flows from operating activities as calculated and presented in accordance with GAAP. Investors and potential investors in our securities should not rely on EBITDA as a substitute for any GAAP financial measure. In addition, our calculation of EBITDA may or may not be consistent with that of other companies. We strongly urge investors and potential investors in our securities to review the reconciliation of EBITDA to the comparable GAAP financial measures that are included in this press release and our financial statements, including the notes thereto, and the other financial information contained in our SEC filings and not to rely on any single financial measure to evaluate our business.

Our management uses EBITDA as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of factors and trends affecting our business than the GAAP results alone. We also regularly communicate our EBITDA to the public through our earnings releases because it is the financial measure commonly used by analysts that cover our industry and our investor base to evaluate our performance. We understand that analysts and investors regularly rely on non-GAAP financial measures, such as EBITDA, to provide a financial measure by which to compare a company’s assessment of its operating performance against that of other companies in the same industry. This non-GAAP financial measure is helpful in more clearly reflecting the sales of our products and services, as well as highlighting trends in our core businesses that may not otherwise be apparent when relying solely on GAAP financial measures, because this non-GAAP financial measure eliminates from earnings financial items that have less bearing on our performance.

The term EBITDA as used in this press release refers to, for any period, net income (loss) before interest, taxes, depreciation, amortization, loss (gain) on disposition of assets, minority interest in (income) loss of subsidiaries and income from equity investments.

Set forth below are descriptions of the financial items that have been excluded from our net loss to calculate EBITDA and the material limitations associated with using this non-GAAP financial measure as compared to the use of the most directly comparable GAAP financial measure:

•	The amount of interest expense we incur is significant and reduces the amount of funds otherwise available to use in our business and, therefore, is important for investors to consider. However, management does not consider the amount of net interest expense when evaluating our core operating performance.

•	Management does not consider income taxes when considering the profitability of our core operations. Nevertheless, the amount of income taxes we are required to pay reduces the amount of funds otherwise available for use in our business and thus may be useful for an investor to consider.

•	Depreciation and amortization are important for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment, which produce our revenue. We do not believe these charges are indicative of our core operating performance.

•	(Loss) gain on the disposition of assets may increase or decrease the cash available to us and thus may be important for an investor to consider. We are not in the business of acquiring or disposing of assets and, therefore, the effect of the disposition of assets may not be comparable from year-to-year. We believe such gains or losses recorded on the disposition of an asset do not reflect the core operating performance of our business.

Management compensates for the above-described limitations of using a non-GAAP financial measure by using this non-GAAP financial measure only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business.

Reconciliation of Second Quarter 2006 GAAP and Non-GAAP Results

(in millions, except per share amounts)

(unaudited)

	GAAP Results	Stock Comp Exp	Non-GAAP Results
Net sales	$182.8		$182.8
Cost of goods sold	78.1	(0.1)	78.0
Cost of goods sold as a percent of net sales	42.7%		42.7%
Gross profit	104.6	0.1	104.7
Gross profit as a percent of net sales	57.3%		57.3%
Selling, general and administrative	70.2	(3.6)	66.6
Selling, general and administrative as a percent of net sales	38.4%		36.4%
Operating income	34.5	3.7	38.2
Operating income as a percent of net sales	18.9%		20.9%

Net income	$18.7	$2.5	$21.1

Diluted Earnings per share	$0.44		$0.50

Shares used in computing fully diluted earnings per share	42.0		42.0

Totals may not add due to rounding

Operating income before stock compensation expense is a non-GAAP measure and should not be considered a replacement for GAAP results.

Operating income before stock compensation expense is a financial measure we use to evaluate the underlying results and operating performance of the businesses. The difference between operating income (the most comparable GAAP measure) and operating income before stock compensation expense (the non-GAAP measure) reflects the impact of applying SFAS 123R to the current period. The limitation of this measure is that it excludes an item that impacts the company's current period operating income. This limitation is best addressed by using this measure in combination with operating income (the most comparable GAAP measure) because operating income before stock compensation expense does not reflect the impact of adopting SFAS 123R and may be higher than operating income (the most comparable GAAP measure). We believe operating income before stock compensation expense is a useful measure that allows investors to draw comparisons between operating results reported prior to adoption of SFAS 123R and the current period, which may mask underlying trends and make it difficult to give investors perspective on underlying business results.